                                   EXHIBIT I
                                   ---------

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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                            -----------------------

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

[_]  Filed by the Registrant
[X]  Filed by a Party other than the Registrant

Check the appropriate box:
[X]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         THE ELDER-BEERMAN STORES CORP.
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                (Name of Registrant as Specified in Its Charter)

                   PPM AMERICA SPECIAL INVESTMENTS FUND, L.P.
                  PPM AMERICA SPECIAL INVESTMENTS CBO II, L.P.
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   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

     4)  Proposed maximum aggregate value of transaction:
     5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

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

                        PROXY STATEMENT OF THE PPM GROUP
                       IN OPPOSITION TO THE SOLICITATION
                          BY THE BOARD OF DIRECTORS OF
                         THE ELDER-BEERMAN STORES CORP.
                         ------------------------------

                    2000 ANNUAL MEETING OF THE SHAREHOLDERS
                                       OF
                         THE ELDER-BEERMAN STORES CORP.

          This Proxy Statement and the accompanying [Blue] Proxy Card are being furnished to shareholders by PPM America Special Investments Fund, L.P. ("SIF I"); PPM America Special Investments CBO II, L.P. ("CBO II"); and PPM America, Inc. ("PPM America," and collectively with SIF I and CBO II, the "PPM Group"), in connection with the solicitation by the PPM Group of proxies from the holders of Common Stock, no par value per share (the "Common Stock"), of The Elder-Beerman Stores Corp., an Ohio corporation (the "Company"), for use at the Annual Meeting of the Shareholders of the Company, including any adjournments or postponements thereof (the "Annual Meeting"), scheduled to be held at ________________, [Address] on August 24, 2000, at [Time], local time.

          At the Annual Meeting, three directors of the Company will be elected. For the reasons discussed in this Proxy Statement, the PPM Group is soliciting proxies from shareholders for the following purposes:

          (1) To nominate and elect to the Company's Board of Directors (the "Board") Mark F.C. Berner, Moira A. Cary and Eugene I. Davis (the "PPM Nominees") in opposition to the election of the nominees of the Board;

          (2) To amend Article IX of the Company's Amended Articles of Incorporation (the "Charter") to eliminate classification of the Company's Board, which currently is divided into three separate classes and elected on a staggered basis, and to replace this structure with a single-class board of directors under which all directors are elected by the shareholders on an annual basis;

          (3) To adopt a new Article XIV to the Charter pursuant to which the Company would opt out of the provisions of Chapter 1704 of the Revised Code of Ohio, which Chapter sets forth certain restrictions on the ability of an Ohio corporation to engage in certain business combinations and other transactions that involve shareholders that have the ability to exercise 10% or more of the voting power of such corporation;

          (4) To amend Article X of the Charter to lower from 72% to a simple majority the shareholder approval requirement needed to amend or repeal the sections of the Charter dealing with cumulative voting rights, preemptive rights to acquire shares, share repurchases by the Company, the classification of and staggered election system for the Board and the amendment of Article X itself;

          (5) To amend Regulation 3(a) of the Company's Amended Code of Regulations (the "Code of Regulations") to permit a shareholder or shareholders who own 25% rather than 50% of the outstanding Common Stock to call special meetings of shareholders;

          (6) To amend Regulation 7(c) of the Company's Code of Regulations to eliminate the requirement that any shareholder who desires to bring business before an annual meeting of the Company's shareholders must notify the Company not more than 90 days, but not less than 60 days, in advance of such meeting of its intent to do so and of the nature of such business;

          (7) To amend Regulation 12 of the Code of Regulations to eliminate the requirement that any shareholder who desires to propose any nominees for election to the Company's Board must notify the Company of its intent to do so and of the identity of its proposed nominees not more than 90 days, but not less than 60 days, in advance of such meeting;

          (8) To amend Regulation 34 of the Code of Regulations to lower from 72% to a simple majority the shareholder approval requirement needed to amend or repeal the Regulations dealing with the time and place of shareholder meetings, who may call special meetings of shareholders, the order of business (including advance notice of business to be brought) at shareholder meetings, the size of the Board, the filling of newly-created directorships and Board vacancies, the removal of directors, the nomination of directors (including advance notice of the intent to nominate directors) and the amendment of the Code of Regulations;

          (9) To amend Regulation 9 of the Code of Regulations to lower from 72% to a simple majority the shareholder approval requirement needed to alter the size of the Board;

          (10) To adopt a new Regulation 35 to the Code of Regulations pursuant to which the Company would opt out of the provisions of the Ohio Control Share Acquisition Act, which Act sets forth certain restrictions on the ability of persons to acquire 20% or more of the stock of an Ohio corporation;

          (11) To direct the Company's Board to utilize the $16.7 million remaining in its announced share repurchase program (the "Share Repurchase Program") to complete the program;

          (12) To direct the Company's Board to redeem the Company's poison pill shareholder rights plan; and

          (13) To direct the Company's Board to revise its compensation program with respect to its senior officers so as to tie the compensation of such individuals to the market performance of the Company's Common Stock.

          Items 2 through 13 above shall be collectively referred to herein as the "PPM Proposals."

          The principal executive offices of the Company are located at 3155 El-Bee Road, Dayton, Ohio 45439.

          EACH OF THE PPM GROUP'S PROPOSALS IS SEPARATE AND DISTINCT FROM EACH OTHER PROPOSAL. YOU MAY APPROVE OR VOTE SEPARATELY ON ANY OR ALL OF THE PROPOSALS.

                   THE PPM GROUP RECOMMENDS THAT YOU VOTE IN
           FAVOR OF THE PPM NOMINEES AND IN FAVOR OF THE PPM PROPOSALS

          Shareholders of record of shares of Common Stock on June 27, 2000 (the "Record Date"), are entitled to vote at the Annual Meeting. It is anticipated that this Proxy Statement and accompanying [Blue] Proxy Card first will be furnished to shareholders of the Company on or about _________, 2000. On the Record Date, members of the PPM Group and their affiliates beneficially owned an aggregate of __________ shares (or approximately ______%) of the Common Stock. The members of the PPM Group and their affiliates intend to cause all of such shares to be voted FOR the PPM Nominees and for each of the PPM Proposals. See "Voting Securities and Principal Holders Thereof."

                                   IMPORTANT

          YOUR VOTE IS EXTREMELY IMPORTANT. If you agree with the PPM Group's efforts, we ask for your support by immediately signing, dating and mailing the enclosed [Blue] Proxy Card.

          SHARES IN YOUR NAME. No matter how many shares you own, vote "FOR" the PPM Nominees and "FOR" the PPM Proposals by signing, dating and mailing the enclosed [Blue] Proxy Card. Sign the [Blue] Proxy Card exactly as your name appears on the stock certificate representing your shares.

          SHARES IN YOUR BROKER'S OR BANK'S NAME. If you hold your shares in the name of a brokerage firm, bank or other nominee, your broker, bank or other nominee cannot vote your shares for the PPM Nominees and for the PPM Proposals unless it receives your specific instructions. Please sign, date and mail as soon as possible the enclosed [Blue] Proxy Card in the envelope that has been provided by your broker, bank or other nominee to be sure that your shares are voted, or contact the person responsible for your account and instruct that person to execute a [Blue] Proxy Card on your behalf.

          WE URGE THAT YOU DO NOT SIGN AND RETURN THE [WHITE] PROXY CARD PROVIDED BY THE COMPANY. If you already have done so, your [White] Proxy Card automatically will be revoked if you sign and return the enclosed [Blue] Proxy Card.

          QUESTIONS AND ASSISTANCE. If you have any questions or need assistance in voting, please call ____________________ toll free at 1-800-
_______.

          PLEASE REMEMBER TO DATE YOUR PROXY CARD, AS ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING. IF YOU HAVE ANY DOUBTS AS TO WHETHER YOUR PROXY WILL BE RECEIVED IN TIME TO BE CAST AT THE ANNUAL MEETING, PLEASE CALL ________________________ PROMPTLY.

                  BACKGROUND AND REASONS FOR THE SOLICITATION

          The PPM Group believes that the Company's current policies and methods of doing business reflect a lack of concern for maximizing the value of the Company for the benefit of its shareholders. It is the view of the PPM Group that this point is starkly evidenced by the fact that the aggregate market value of the Company's Common Stock on June 6, 2000, was only about 25.7% of the Company's book value of $16.50 per share as calculated on January 29, 2000. During the first week of June, 2000, the Company's Common Stock traded as low as $4 per share. The PPM Group accordingly believes that the maket valuation of the Company should be at least four times its current level.

          The PPM Group believes that the Company's management and Board have a fiduciary duty to take prompt and effective action to substantially increase shareholder value. The PPM Group believes that the Company's current management and Board have failed to represent effectively and adequately the interests of the Company and its shareholders, have failed to respond to the concerns raised by certain of its largest shareholders and have failed to take certain steps, including the elimination of the shareholder rights plan, the elimination of the classification of the Board and the elimination of certain advance notice and "supermajority" voting provisions in its Charter and Code of Regulations that otherwise have the effect of both entrenching management and depressing the Company's share price. The PPM Group believes that strong evidence of the severe damage that this entrenchment has inflicted on the Company is the fact that the aggregate annual and long term compensation of the Company's five senior managers exceeded $10 million over the past three years, notwithstanding the dismal performance of the Company's stock price over the same period of time.

          Over the past nine months, the PPM Group repeatedly has voiced its concerns to the Company regarding management's failure to maximize shareholder value and also repeatedly has provided the Company with ideas and suggestions as to how the Company might best achieve that result. These suggestions have included (i) entertaining sale proposals from bidders or going private, (ii) conducting a Dutch auction for its shares in the amount of at least $16.7 million or the full amount remaining under the Company's Share Repurchase Program, (iii) amending the Company's Charter and Code of Regulations to eliminate "supermajority" voting requirements with respect to amending or repealing provisions related to such items as the staggering of the terms of the Company's Board, the ability of shareholders to call special meetings, the removal of incumbent directors and the ability of shareholders to propose items of business to be brought before meetings of shareholders and nominees for election to the Board, (iv) terminating the Company's shareholder rights plan,
(v) separating the role of Chairman of the Board from the role of the Chief Executive Officer and (vi) installing additional independent directors to serve on the Board.

          To date, the Company's only concrete responses to the suggestions of the PPM Group were the addition on December 3, 1999, of two independent directors to its Board and the Company's eventual concession to implement a stock buyback program, which it now has abandoned. The incumbent directors, however, still overwhelmingly outnumber the new, independent directors, and it is, therefore, the view of the PPM Group that this disparity in numbers effectively neutralizes the new directors' ability to serve as agents of change.

          Given the apparent unwillingness of the current Board and management to seriously consider, or in some cases even to acknowledge, the concerns and suggestions of the Company's shareholders, and given the elaborate barriers that the current Board and management have erected to entrench themselves, it is the view of the PPM Group that one of the only means of change available to shareholders is the election of additional independent directors to the Company's Board. The PPM Group, therefore, has determined to nominate and to solicit proxies for the election of three new, independent directors in lieu of any incumbents or other nominees proposed by the Company for election at the Annual Meeting.

          The PPM Group thinks that the election of highly qualified, interested and independent individuals as directors of the Company would greatly improve the Board, provide current management with the impetus and support necessary to increase profitability at the Company and enhance the value of the Company and its stock. The PPM Group believes that the Company would benefit from the election of the PPM Nominees. The PPM Nominees are highly qualified businesspeople who will bring a wealth of experience, specialized knowledge, enthusiasm and vigor that will enhance the Company and its future activities and growth, and thereby help to unlock the shareholder value that the present Board has failed to enhance over the last three years. All determinations made by the PPM Nominees, if elected, will be subject to their fiduciary duties to the Company's shareholders.

          The PPM Group also believes that various elements of the Company's Charter and Code of Regulations serve to entrench current management and to deprive shareholders of the opportunity to influence the Company as it tries to rebuild itself following the bankruptcy process. Division of the Board into three classes, each of which is elected on a staggered basis, limits the Board's overall accountability to the ultimate owners of the Company, the shareholders. The PPM Group thinks that the Board should be reorganized into an undivided, unified whole with no class divisions. Furthermore, directors each should serve for a one-year term rather than a three-year term and should stand for election on an annual basis. The Board structure proposed by the PPM Group will encourage members of the Board to pay greater attention to the concerns and suggestions of the shareholders.

          The supermajority voting provisions applicable to amendment of certain sections of the Charter and to amendment of certain regulations within the Code of Regulations also serve to inhibit much-needed change within the Company and ensure the maintenance of the status quo. The affirmative vote of 72% of the shareholders is required to approve the amendment or repeal of many of the very provisions that most firmly entrench current management in its positions. The PPM Group favors a shift to a majority rule system under which the approval of more than 50% of the shareholders will suffice to amend or repeal any existing Charter provision or regulation.

          It is also the view of the PPM Group that the provisions contained in the Code of Regulations, which require that shareholders provide the Company with advance notice of shareholder proposals and shareholder nominations of directors, respectively, further limit shareholders' say in the affairs of the Company. These advance notice provisions are little more than obstacles that management has placed in the path of shareholders who take an active interest in their investments. The PPM Group believes that shareholders should be permitted to raise issues freely at shareholder meetings without the cumbersome and unnecessary burden of first submitting their concerns (and much additional paperwork) to the Company for review.

          The PPM Group also believes that the Company's decision to date not to opt out of the Ohio Control Share Acquisition Act (which applies to transactions involving the acquisition of 20% or more of the voting stock of an Ohio corporation) and the regulations set forth in Chapter 1704 of the Ohio Revised Code (which apply to transactions between an Ohio corporation and a 10% or greater shareholder (an "interested shareholder") of such corporation) by Board action also entrenches current management by discouraging potential strategic investors or purchasers that might seek to acquire any substantial equity interest in the Company. For this reason, the PPM Group is proposing the adoption of an amendment to the Company's Code of Regulations that would render the provisions of the Ohio Control Share Acquisition Act inapplicable to the Company and the adoption of an amendment to the Company's Charter that would render inapplicable to the Company the restrictions on transactions involving interested shareholders set forth in Chapter 1704 of the Revised Code of Ohio.

          The PPM Group also is seeking the adoption of shareholder proposals to direct the Board to redeem the shareholder rights plan, to complete the Share Repurchase Program and to link the compensation of the Company's senior officers to the market performance of the Company's Common Stock. Although the PPM Group acknowledges that shareholder approval of any of these proposals would not be binding on the Company and would not, per se, be sufficient to compel the Board to take any of such requested actions, the intent of the PPM Group in making each of these proposals is to provide the Board with a clear, unequivocal message that its shareholders require these actions to be taken.

                   ELECTION OF THE PPM NOMINEES AS DIRECTORS

          The Company currently has 11 directors. The terms of Stewart M. Kasen, John A. Muskovich and John J. Wiesner will expire at the Annual Meeting. The PPM Group is proposing that the shareholders of the Company elect the PPM Nominees to the Board at the Annual Meeting. The PPM Nominees named in the table below, each of whom has consented to serve as a director if elected, would serve until the Company's annual meeting of shareholders in 2003 and until his/her successor has been elected and qualified unless the shareholders approve the declassification of the Board (as discussed below), in which case the PPM Nominees would serve until the Company's 2001 annual meeting of shareholders.

NAME, AGE AND BUSINESS ADDRESS  PRESENT PRINCIPAL
                                OCCUPATION AND FIVE-YEAR
                                EMPLOYMENT HISTORY

Mark F. C. Berner (46)          Mr. Berner is Managing Partner of SDG Resources, L.P., an oil
177 East 94th Street            and gas investment fund.  From 1996 to 1998, he was a private
New York, NY 10128              investment consultant in New York.  In 1995, Mr. Berner served as Senior Vice President and Counsel for Turnberry Capital
                                Management, L.P., a private equity fund.  His prior position was as a Director of the First Boston Special Situations Fund,
                                a private investment partnership.  He currently is a director of ThinkSheet Inc., a software and services company.  From 1997 to March, 2000, he was a director of Renaissance Technologies, an investment enterprise. Mr. Berner is also a member of the bar of the State of New York.

Moira A. Cary (39)              Ms. Cary is President of Drake Avenue, Inc., a real estate
9414 Monticello Avenue          investment and development company.  From 1992 to 1999, she was
Evanston, IL  60203             a Senior Investment Manager for Bank of America and its
                                predecessor, Continental Illinois National Bank.  Since 1999,
                                she has served as a director of HomePlace of America, Inc., a home decor retailer. Ms. Cary also was Chairman of the Company's creditors committee during its bankruptcy proceedings.

Eugene I. Davis (45)            Mr. Davis is Chairman and Chief Executive Officer of Pirinate
5 Canoe Brook Drive             Consulting Group, L.L.C., a corporate strategy consulting firm,
Livingston, NJ  07039           and of Murdock Communications Corp., a telecommunications
                                enterprise.  He also serves as Chief Executive Officer of
                                Smartalk Teleservices Corp., an independent provider of
                                prepaid calling cards.  During 1998 and 1999, Mr. Davis was
                                Chief Operating Officer of Total-Tel Communications, Inc.,
                                a long-distance telecommunications provider. From 1996 to 1997, he was the Chief Executive Officer of Sport Supply Group, Inc.,
                                a sporting goods and athletic equipment distributor. From
                                1992 to 1997, he served as President of Emerson Radio Corp., a consumer electronics distributor. He currently is a director of Coho Energy, Inc., an oil and gas company; Murdock
                                Communications Corp., a telecommunications company; PhoneTel
                                Technologies Inc., a telecommunications company; and Tipperary Corp., an energy company.

          It is anticipated that each PPM Nominee, upon election, will receive director's fees consistent with the Company's compensation policies and plans applicable to all of its directors. According to the Company's Proxy Statement, dated __________, 2000, for the Annual Meeting (the "Company's 2000 Proxy Statement"), non-employee directors of the Company received $________ for their service in 1999, and an additional $_________ for each Board meeting attended, plus $_______ for each committee meeting attended. Nonemployee committee chairpersons were paid an additional $_______ fee for the services on their respective committees. [The Company's 2000 Proxy Statement also indicated that such directors may elect to take their annual retainer in cash or in the form of discounted stock options.] Annex I sets forth certain information with respect to the Common Stock owned by the PPM Nominees.

            VOTE AND RECOMMENDATION WITH RESPECT TO THE PPM NOMINEES

          Assuming that a quorum is present, directors are elected by vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, the three nominees receiving the greatest number of votes cast at the Annual Meeting upon the presence of a quorum will be elected as directors. Because the directors will be elected on the basis of the number of votes cast, proxies that are marked "Withhold Authority" or on which a broker or other nominee has indicated a lack of discretionary authority ("broker non-votes") will not be counted in the election of directors.

Although it is anticipated that each PPM Nominee will be able to serve as a director, should any PPM Nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the PPM Group.

                        THE PPM GROUP RECOMMENDS A VOTE
                             "FOR" THE PPM NOMINEES

          IF YOU PROPERLY SIGN, DATE AND RETURN THE [BLUE] PROXY CARD, BUT DO NOT INDICATE YOUR INSTRUCTIONS THEREON, YOUR SHARES WILL BE VOTED FOR EACH OF THE PPM GROUP'S NOMINEES.

                      AMENDMENTS TO THE COMPANY'S CHARTER

          The PPM Group is asking shareholders to approve three amendments to the Company's Charter. The following summary description of the amendments to the Charter is not intended to be complete and is qualified in its entirety by reference to the complete text of the proposed amendments attached as Annexes II through IV. The PPM Group urges you to read Annexes II through IV in their entirety.

Proposal to Eliminate Classified Board

          Article IX of the Charter currently provides that the Company's Board be divided into three classes designated Class I, Class II and Class III. Each class of directors is elected for a term of three years, to expire on a staggered basis. The directors first appointed to Class I held office for a term that expired at the annual meeting of shareholders held in 1999; the directors first appointed to Class II hold office for a term expiring at the Annual Meeting to be held on August 24, 2000; and the directors first appointed to Class III hold office for a term expiring at the annual meeting of shareholders to be held in 2001, with the members of each class to hold office until their successors are elected. Classification of the Board prevents the shareholders from electing a majority of the directors for at least two annual meetings. Furthermore, classification of the Board maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to the Company's shareholders.

          The PPM Group favors a system under which all Board members stand for election at each annual meeting of the Company's shareholders. The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for implementation of those policies. Requiring each director to stand for election annually allows shareholders an opportunity to register their views on the performance of the Board collectively and each director individually. The PPM Group's proposed amendment to Article IX of the Charter (see Annex II) would eliminate the three classes of directors with their staggered terms. Instead, all of the members of the Board would be part of a single, unified class. Each director would be elected annually for a one-year term.

          The affirmative vote of the holders of at least 72% of the outstanding Common Stock of the Company is required to approve the amendment to Article IX of the Charter.

Proposal to Adopt New Article XIV to Opt out of Ohio Regulations of Transactions Involving Interested Shareholders

          Chapter 1704 of the Revised Code of Ohio sets forth certain restrictions on the ability of an Ohio corporation to enter into certain business combinations and other transactions including, mergers, consolidations, asset sales, share acquisitions, leases, loans, mortgages, etc., with an "interested shareholder." The statute defines an "interested shareholder," as a shareholder who exercises or has the ability to exercise control of 10% or more of the voting power of an Ohio corporation. This statute precludes an Ohio corporation from engaging in any of the above-mentioned transactions for a period of three years after the interested shareholder acquired its shares in the corporation, unless the directors of the corporation approved in advance either the transaction in question or the interested shareholder's acquisition of its shares. The statute does, however, permit an Ohio corporation to opt out of the provisions of this statute by adopting an amendment to its articles of incorporation to that effect.

          The PPM Group favors an amendment to the Company's Charter to render Chapter 1704 inapplicable to the Company. Not only does Chapter 1704 deter purchasers from purchasing large blocks of the Company's stock and thereby increasing the market price of the Company's shares, but this Chapter also vests too much power in the hands of the Board, which already has demonstrated its desire to entrench itself in its current position of power. The types of transactions that Chapter 1704 limits could be of great benefit to all of the shareholders of the Company. The PPM Group sees no persuasive reason for the continued applicability of Chapter 1704 to the Company and therefore urges its fellow shareholders to vote in favor of the adoption of new Article XIV to the Charter, which would render this Chapter inapplicable to the Company.

          The affirmative vote of the holders of at least 66 2/3% of the outstanding Common Stock of the Company is required to approve the adoption of
Article XIV of the Charter.

Proposal to Eliminate Supermajority Voting Requirements to Amend or Repeal Certain Provisions Contained in the Charter

          Article X of the Charter currently states that at least 72% of the voting power of the Company is required to amend or repeal, or adopt any provision inconsistent with, the following articles in the Charter:

        .  Article VI (regarding cumulative voting rights);
        .  Article VII (regarding preemptive purchase rights);
        .  Article VIII (regarding re-acquisition of shares by the Company);
        . Article IX (regarding classification of the Board as discussed above); and
        . Article X (which also protects any voting entitlement of holders of preferred stock).

          The PPM Group proposes that Article X of the Charter (see Annex IV) be amended to permit the amendment of any provision of the Charter upon the approval of a majority of the voting power of the Company. If Article X of the Charter is amended as proposed, a simple majority of votes will be sufficient to amend or repeal, or adopt any provision inconsistent with, the articles noted in the preceding paragraph or any other articles set forth in the Charter.

          The affirmative vote of the holders of at least 72% of the outstanding Common Stock of the Company is required to approve the foregoing amendment to
Article X of the Charter.

                    THE PPM GROUP BELIEVES THAT THE PROPOSED
                   AMENDMENTS TO THE COMPANY'S CHARTER ARE IN
             THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS

                   THE PPM GROUP RECOMMENDS A VOTE "FOR" THE
            PPM GROUP'S PROPOSED AMENDMENTS TO THE COMPANY'S CHARTER

          IF YOU PROPERLY SIGN, DATE AND RETURN THE [BLUE] PROXY CARD, BUT DO NOT INDICATE YOUR INSTRUCTIONS THEREON, YOUR SHARES WILL BE VOTED FOR EACH OF THE PPM GROUP'S PROPOSED AMENDMENTS TO THE COMPANY'S CHARTER.

                AMENDMENTS TO THE COMPANY'S CODE OF REGULATIONS

          The PPM Group is asking shareholders to approve six amendments to the Company's Code of Regulations. The following summary description of the amendments to the Code of Regulations is not intended to be complete and is qualified in its entirety by reference to the complete text of the proposed amendments attached as Annexes V through X. The PPM Group urges you to read Annexes V through X in their entirety.

Proposal to Lower the Percentage of Shareholdings Need to Call a Special Meeting of Shareholders

          Regulation 3(a)(iv) of the Code of Regulations permits any person or persons who hold not less than 50% of all the shares outstanding and entitled to be voted at such meeting to call a special meeting of shareholders.

          The PPM Group proposes that Regulation 3(a)(iv) be amended to permit holders of not less than 25% of the outstanding shares to call a meeting of shareholders. (See Annex V.) The PPM Group believes that shareholder meetings are one of the most effective vehicles available to shareholders to raise and address issues of great importance to the Company. The PPM Group believes that Regulation 3(a)(iv) as currently written requires an unduly high percentage of shareholdings in order to call a shareholder meeting. It is the view of the PPM Group that lowering the holdings required to call a special meeting from 50% to 25% would facilitate and promote shareholder participation in governing the conduct and affairs of the Company.

          The affirmative vote of the holders of at least 72% of the outstanding Common Stock of the Company is required to approve the amendment to Regulation 3(a) of the Code of Regulations.

Proposal to Eliminate Advance Notice Requirements for Shareholder Business

          Regulation 7(c) of the Code of Regulations establishes guidelines for business to be properly requested by a shareholder to be brought before an annual meeting of shareholders of the Company. Among these guidelines are substantial advance notice provisions, the timing of which is contingent on public announcement by the Company of the date of the annual meeting. As a general rule, to be timely, a shareholder's notice must be delivered to the Company not less than 60 nor more than 90 calendar days prior to the annual meeting. The required shareholder's notice must contain the following information with respect to each matter that the shareholder proposes to bring before the annual meeting: (i) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company's books, of the shareholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of the Company that are owned beneficially and of record by the shareholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and (iv) any material interest of such shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business.

          The PPM Group's proposed amendment of Regulation 7(c) (see Annex VI) would eliminate the advance notice required for a shareholder to bring business before an annual meeting of the Company. This change would enable any shareholder of the Company who is a holder of record of shares of Common Stock as of the record date of the annual meeting in question to bring business before the meeting. This amendment not only would make it easier for shareholders to participate in the Company's management process, but it also would serve to deprive management of the strategic advantage that it gains by knowing so far in advance what business is to be brought at shareholder meetings and by having so much time to prepare its opposition or other reaction to such business.

          The affirmative vote of the holders of at least 72% of the outstanding Common Stock of the Company is required to approve the amendment to Regulation 7(c) of the Code of Regulations.

Proposal to Eliminate Advance Notice Requirements for Shareholder Proposals of Director Nominees

          Regulation 12 of the Code of Regulations establishes advance notice requirements in connection with a shareholder's nomination of persons for election to the Company's Board. As a general rule, to be timely, a shareholder's notice must be delivered to the Company not less than 60 nor more than 90 calendar days prior to the annual meeting. The required shareholder's notice must contain: (i) the name and address of the shareholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the shareholder giving the notice is a holder of record entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of stock owned beneficially and of record by the shareholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made;
(iv) a description of all arrangements or understandings between or among any of
(A) the shareholder giving the notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice; (v) such other information regarding each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or proposed to be nominated, by the Board; and (vi) the signed consent of each nominee to serve as a director of the Company if so elected.

          The PPM Group's proposed amendment to Regulation 12 of the Code of Regulations (see Annex VII) would eliminate the advance notice provisions for shareholder nominations of directors. This change would enable any shareholder of the Company who is a holder of record of shares of Common Stock as of the record date of the meeting in question to nominate persons for election to the Company's Board. This amendment not only would make it easier for shareholders to participate in the director selection process, but it also would serve to take away the strategic advantage that management gains by knowing so far in advance the fact that shareholders intend to propose nominees for election to the Board and the identities of those nominees and therefore having the time to prepare its opposition or other reaction to such nominees.

          The affirmative vote of the holders of at least 72% of the outstanding Common Stock of the Company is required to approve the foregoing amendment to Regulation 12 of the Code of Regulations.

Proposal to Eliminate Supermajority Voting Requirements to Amend or Repeal Certain Provisions Contained in the Code of Regulations

          Regulation 34 of the Code of Regulations currently states that at least 72% of the voting power of the Company is required to amend or repeal, or adopt any provision inconsistent with, the following regulations:

  .  Regulation 1 (regarding the time and place of shareholder meetings);

  .  Regulation 3(a) (regarding who may call special meetings of shareholders);

  .  Regulation 7 (regarding the order of business at shareholder meetings);

  .  Regulation 9 (regarding the number, election and terms of directors);

  . Regulation 10 (regarding newly-created directorships and vacancies on the Board);

  .  Regulation 11 (regarding removal of directors);

  . Regulation 12 (regarding the nomination and election of directors as discussed above); and

  .  Regulation 34 (regarding amendments to the Code of Regulations).

          The PPM Group proposes that Regulation 34 of the Code of Regulations be amended to permit the amendment of any regulation contained in the Code of Regulations upon the approval of a majority of the voting power of the Company. (See Annex VIII.) If Regulation 34 is amended as proposed, the affirmative vote of a simple majority of shareholders will be sufficient to amend or repeal, or adopt any provision inconsistent with, the regulations noted in the preceding paragraph or any other regulations set forth in the Code of Regulations.

          The affirmative vote of the holders of at least 72% of the outstanding Common Stock of the Company is required to approve the foregoing amendment to Regulation 34 of the Code of Regulations.

Proposal to Eliminate Supermajority Voting Provisions With Respect to the Ability of the Shareholders to Change the Size of the Board of Directors

          Regulation 9 of the Code of Regulations permits the size of the Board to be established only (i) by a vote of the entire Board or (ii) by the affirmative vote of the holders of at least 72% of the voting power of the Company. The PPM Group proposes that Regulation 9 be amended to eliminate the supermajority requirement imposed on shareholder efforts to change the size of the Board. (See Annex IX.) The PPM Group proposes that the affirmative vote of a majority of the voting power of the Company be sufficient to alter the size of the Board.

          The affirmative vote of the holders of at least 72% of the outstanding Common Stock of the Company is required to approve the foregoing amendment to Regulation 9 of the Code of Regulations.

Proposal to Adopt a New Regulation 35 to Opt Out of Ohio Control Share Acquisition Act

          The Ohio Control Share Acquisition Act ((S)(S)1701.831 and 1701.832 of the Ohio Revised Code) requires that (i) any person who proposes to acquire shares of an Ohio corporation so as to give such person control of 20% or more of the voting power of the corporation must notify the corporation of such acquisition and (ii) such acquisition must be approved by a majority of the corporation's shareholders. The burdens imposed by this statute serve as a strong deterrent to potential acquirors of large blocks of the stock of Ohio corporations such as the Company. The statute, however, permits an Ohio corporation to opt out of applicability of this statute by amendment to its articles of incorporation or code of regulations.

          The PPM Group proposes that the Company amend its Code of Regulations to adopt a new Regulation 35 that would expressly opt out of the application of the Ohio Control Share Acquisition Act to the Company. (The text of this proposed regulation is attached as Annex X.) The PPM Group believes that elimination of the applicability of the Ohio Control Share Acquisition Act to the Company would remove a major deterrent to potential acquirors of the Company. Increased interest in the shares of the Company, whether by buyers with an eye toward control or toward strategic investment, should spur the market to fully value the shares of the Company rather than allowing the share price to continue to languish at a level that represents only a fraction of its book value.

          The affirmative vote of the holders of a majority of the outstanding Common Stock of the Company is required to approve the adoption of new Regulation 35 to the Code of Regulations.

  THE PPM GROUP BELIEVES THAT ITS PROPOSED AMENDMENTS TO THE COMPANY'S CODE OF
   REGULATIONS ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS

                        THE PPM GROUP RECOMMENDS A VOTE
 "FOR" THE PPM GROUP'S PROPOSED AMENDMENTS TO THE COMPANY'S CODE OF REGULATIONS

          IF YOU PROPERLY SIGN, DATE AND RETURN THE [BLUE] PROXY CARD, BUT DO NOT INDICATE YOUR INSTRUCTIONS THEREON, YOUR SHARES WILL BE VOTED FOR EACH OF THE PPM GROUP'S PROPOSED AMENDMENTS TO THE COMPANY'S CODE OF REGULATIONS.

Proposal to Direct the Board to Resume the Share Repurchase Program

          On August 23, 1999, the Board, in recognition of the fact that the Company's shares were significantly undervalued, announced its decision to authorize the repurchase of up to $24 million in shares of Common Stock over the following two years. The Share Repurchase Program provided for the Company to buy shares through open market purchases and privately-negotiated transactions.

          Through October 30, 1999, the Company had repurchased 1,118,200 shares of Common Stock for $7.3 million. During the final quarter of 1999 and through June __, 2000, the Company made no further purchases pursuant to the Share Repurchase Program.

          Considering that the market price of the Company's stock recently set a new all-time low, near which it continues to hover, and that the shares remain very much undervalued, the PPM Group firmly believes that the Board should renew purchases under the Share Repurchase Program. Taking into account the purchases during the third quarter of 1999, approximately $16.7 million remains available for further repurchases. At current prices, the Company could repurchase approximately 3.9 million shares of stock, which represents approximately one-quarter of the outstanding Common Stock. Furthermore, the Board's resumption of share repurchases would reflect management's faith and confidence in its current business strategy. Although this shareholder proposal cannot bind the Board to take this action, the PPM Group is making this proposal in order to give the shareholders an opportunity to send the Board a distinct and clear message endorsing the resumption of repurchases under the Share Repurchase Program until all funds allotted therefor have been expended.

Proposal to Direct the Board to Redeem the Company's Shareholder Rights Plan

          The Company entered into a Rights Agreement, dated as of December 30, 1997, as amended as of November 11, 1998 (the "Rights Plan"). The Rights Plan expires on January 9,

2008. Pursuant to the terms of the Rights Plan, each holder of record of the Company's Common Stock received a dividend distribution of one right (a "Right") for each share of Common Stock held by such holder. The Rights Plan provides that, with limited exceptions, in the event that any person or group acquires beneficial ownership of 20% or more of the shares of the Company's then-outstanding Common Stock or commences a tender or exchange offer that, if consummated, would result in such person or group owning at least 20% of the Company's then-outstanding Common Stock, then all holders of Rights (other than the acquiror) will be entitled to purchase shares of the Company's Common Stock at a 50% discount from the then-current market price. The exercise of these Rights would result in substantial dilution of an acquiror's interest in the Company. The Rights Plan also provides that, at any time after an acquiror has acquired 20% or more of the Company's Common Stock, the Company's Board may, at its option, require each outstanding Right (other than Rights held by the acquiror) to be exchanged for one share of the Company's Common Stock. Such a required exchange also would result in the dilution of an acquiror's interest in the Company's Common Stock.

          The Company's Board of Directors has the power to redeem all of the Rights at a redemption price equal to $.01 per Right, subject to adjustment at any time prior to the time that a person or group has acquired 20% or more of the Company's Common Stock. The Board's ability to redeem the Rights, therefore, gives great incentive to any acquiror proposing to commence a transaction that could result in a triggering of the Rights Plan to negotiate and reach agreement with the Company's Board prior to commencing such acquisition efforts.

          The Rights Plan is nothing more than a poison pill. It is designed to deter any form of non-negotiated purchase or takeover of the Company by conferring certain rights on the shareholders upon the occurrence of a triggering acquisition or pre-acquisition event. Until the Rights Plan has been triggered, the Rights existing under the Rights Plan have little value. The consequences to a potential acquiror who triggers the Rights Plan, however, can be devastating. The dilutive effect of the exercise or forced exchange of the Rights could make it nearly impossible for the acquiror to fulfill its acquisition plans.

          The mere existence of the Rights Plan, a publicly available document, is enough to discourage potential acquirors of the Company or of any substantial block of the Company's shares. The PPM Group believes that the Rights Plan is not in the best interest of the Company's shareholders. Given the Company's relatively low share price recently, the Company could be an attractive target for large-scale strategic investors or outright acquirors. An acquisition of a significant stake in the Company or of the entire float of outstanding Common Stock most certainly would boost share prices, a benefit that would inure directly to the shareholders who long have been deprived of the full value of their investments. With the Rights Plan in place, however, it is unlikely that any such acquisitions would occur. The PPM Group, therefore, believes that the Board should exercise its power to redeem the Rights Plan. Although this shareholder proposal cannot bind the Board, the PPM Group is making this proposal in order to give the shareholders the opportunity to express their displeasure with the Rights Plan to give the Board a clear message that they wish to see the Rights Plan redeemed.

Proposal to Direct the Board to Institute a Performance-Based Compensation System for Senior Officers

          The Company's Common Stock price peaked in early 1998 and has performed dismally since then, having lost over 80% of its value. During this same period, the Company has paid and continues to pay its senior officers compensation packages that are exceedingly generous in light of their failure to reverse the marked decline in the price of the Company's Common Stock. Senior officer compensation levels over the last two fiscal years inadequately reflect the senior officers' ineffectiveness in restoring shareholder value. Furthermore, the Company compensates its senior officers more liberally than other publicly-traded regional department store chains compensate their senior officers.

          The PPM Group thinks that officer compensation should be tied to share price performance. By linking senior officers' compensation to the performance of share price, the shareholders can efficiently incentivize senior management to promote shareholder value. Thus, the PPM Group urges its fellow shareholders to join in its demand for a wholesale revision of the Company's senior officer compensation system. Perhaps the clearest, most direct way to impress upon senior management the importance of restoring shareholder value is to tie senior management's compensation to the fate of the Company as measured by the marketplace's valuation of the Company's Common Stock. Although this proposal also cannot bind the Board to action, the PPM Group believes that a positive response to this proposal by a majority of the shareholders also will send the directors a clear message about the shareholders' dissatisfaction with the performance of the Company's management.

                  CERTAIN INFORMATION REGARDING THE PPM GROUP,
                   THE PPM NOMINEES [AND OTHER PARTICIPANTS]

          SIF I and CBO II are investment funds that, through funds provided by their respective limited partners, invest in both the equity and debt of distressed companies. PPM America is the investment manager/adviser of SIF I and CBO II. Between October 2, 1998, and July 30, 1999, SIF I and CBO II acquired 1,374,600 shares of the Company's Common Stock in open market purchases for an aggregate consideration of $10,954,988. These shares were acquired by CBO II and SIF I for investment purposes. During that time period, SIF I and CBO II also acquired certain indebtedness of the Company in open market purchases. Between February 13, 1998, and January 31, 2000, an additional 592,268 shares of Common Stock were distributed to SIF I and CBO II in partial satisfaction of their respective claims against the Company, which arose in connection with their respective holdings of Company indebtedness in the Company's federal bankruptcy reorganization proceeding.

          The PPM Group and the PPM Nominees and their respective associates are sometimes referred to herein as the "Participants" in this solicitation.
Certain biographical and business background information with respect to the PPM Nominees is set forth herein under "Election of the PPM Nominees as Directors." Certain additional information with respect to the Participants is set forth below under "Voting Securities and Principal Holders Thereof" and in Annex I hereto.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

          The shares of Common Stock constitute the only class of outstanding voting securities of the Company. Accordingly, only holders of Common Stock are entitled to vote at the Annual Meeting or execute proxies in connection therewith. The Company stated in the

Company's 1999 Annual Report on Form 10-K that, as of April 14, 2000, there were 14,959,739 shares of Common Stock outstanding. Each share of Common Stock entitles its record holder to one vote. Shareholders of the Company do not have cumulative voting rights.

          The following table sets forth, as of June __, 2000, with respect to the number of shares of Common Stock owned, to the best of the PPM Group's knowledge, by (i) each person who beneficially owns more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company who owned beneficially any shares of Common Stock, (iii) each executive officer of the Company named in the Company's [2000] Proxy Statement, and (iv) all directors and executive officers of the Company as a group. The information below (except with respect to the PPM Group and footnote (4) is based on information reported by the Company in the Company's [2000] Proxy Statement.

                                                          AMOUNT AND
                                                           NATURE OF
                NAME AND ADDRESS                           BENEFICIAL                PERCENT OF
              OF BENEFICIAL OWNER                       OWNERSHIP(1)(2)                CLASS
-----------------------------------------------         ------------------           ----------
Snyder Capital Management, Inc..................          [3,083,650 (3)]              [20.61]
350 California Street, Suite 1460
San Francisco, CA  94104-1436

PPM America, Inc................................          [1,966,868 (4)]              [13.15]
225 West Wacker Drive, Suite 1200
Chicago, IL  60606

James D. Bennett................................          [1,011,200 (5)]               [6.76]
c/o Bennett Management Corp.
2 Stamford Plaza, Suite 1501
281 Tressler Boulevard
Stamford, CT  06901

David Nierenberg................................            [900,000 (6)]               [6.02]
19605 NE 8th Street
Camas, WA  98607

Stewart M. Kasen................................             [12,070 (7)]                    *
Steven C. Mason.................................             [23,717 (7)]                    *
Frederick J. Mershad............................            [300,928 (7)]               [2.01]
John A. Muskovich...............................            [184,028 (7)]               [1.23]
Thomas J. Noonan, Jr............................             [10,909 (7)]                    *
Bernard Olsoff..................................             [16,393 (7)]                    *
Laura H. Pomerantz..............................          [21,489 (7)(8)]                    *
Jack A. Staph...................................             [16,793 (7)]                    *
John J. Wiesner.................................             [13,952 (7)]                    *
James M. Zamberlan..............................             [48,238 (7)]                    *
Scott J. Davido.................................             [22,613 (7)]                    *

Steven D. Lipton................................              [5,131 (7)]                    *
Charles P. Shaffer..............................             [29,100 (7)]
Charles Macaluso................................              [5,794 (7)]
Dennis S. Bookshester...........................              [3,577 (7)]
All directors and executive officers as a group
 (15 persons)...................................             [721,728(7)]               [4.82]

__________________
(1) Information with respect to beneficial ownership is based on information furnished to the Company by each shareholder included in this table. "Beneficial ownership" is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. So, for example, you not only "beneficially" own the Elder-Beerman Common Stock that you hold directly, but also the Elder-Beerman Stock that you indirectly (through a relationship, a position as a director or trustee, or a contract or understanding), have (or share) the power to vote or sell or that you have the right to acquire within 60 days.

(2) Except as otherwise indicated, as of June __, 2000, all of such shares are owned with sole voting and investment power.

(3) Snyder Capital Management, Inc. ("SCMI"), is the general partner of Snyder Capital Management, L.P. ("SCMLP"), a registered investment advisor. SCMI and SCMLP reported the beneficial ownership (as of December 31, 1999) of such shares in a Schedule 13F, dated February 14, 2000.

(4) PPM America serves as investment advisor to both SIF I and CBO II. All such shares are held in portfolios of SIF I and CBO II. PPM America disclaims beneficial ownership of all such shares.

(5)  James D. Bennett reported the beneficial ownership (as of February 25,
     2000) of such shares in a Schedule 13D, dated February 25, 2000. Mr. Bennett shares beneficial ownership of 586,377 of the shares with Bennett Restructuring Fund, L.P. ("BRF"). Mr. Bennett shares beneficial ownership of 424,823 of the shares with Bennett Offshore Restructuring Fund, Inc. ("BORF"). Mr. Bennett is a director of BORF. Mr. Bennett also is the president and a director of Bennett Capital Corporation, the general partner of Restructuring Capital Associates, L.P., which, in turn, is the general partner of BRF.

(6)  David Nierenberg reported the beneficial ownership (as of February 24,
     2000) in an Schedule 13D, dated February 25, 2000. The D3 Family Fund, L.P ("D3"), owns 820,500 shares. Mr. Nierenberg is president of Nierenberg Investment Management Company, the general partner of D3. In addition, Mr. Nierenberg manages the funds of three foreign investors, who own 29,500 shares.

(7) These amounts include shares of Common Stock that the following persons had a right to acquire within 60 days after June __, 2000.

                                                             STOCK OPTIONS EXERCISABLE
                       NAME                                     BY AUGUST ___, 2000
-----------------------------------------------------        -------------------------
Mr. Kasen.........................................                     [4,667]
Mr. Mason.........................................                    [19,314]
Mr. Mershad.......................................                   [107,600]
Mr. Muskovich.....................................                    [62,400]
Mr. Noonan........................................                     [6,506]
Mr. Olsoff........................................                    [11,990]
Ms. Pomerantz.....................................                    [11,086]
Mr. Staph.........................................                    [11,990]
Mr. Wiesner.......................................                     [9,549]
Mr. Zamberlan.....................................                    [30,400]
Mr. Davido........................................                    [11,400]
Mr. Lipton........................................                     [4,200]
Mr. Shaffer.......................................                    [10,000]
Mr. Macaluso......................................                     [2,217]

(8) Includes 1,000 shares of Common Stock with shared voting or investment power.

               INFORMATION CONCERNING THE SOLICITATION OF PROXIES

          The costs of this solicitation will be borne by the PPM Group. In addition to solicitation by mail, the PPM Group and the PPM Nominees may solicit proxies in person, by telephone, by telegram, by personal interview, by e-mail or by telecopier. No PPM Group member or PPM Nominee will receive additional compensation for such solicitations. The PPM Group will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward the PPM Group's proxy materials to the beneficial owners of the shares of Common Stock they hold of record and obtain authorization for the execution of Proxy Cards. The PPM Group will reimburse these record holders for customary mailing expenses incurred by them in forwarding the PPM Group's materials. The PPM Group also has retained ______________________ to assist the PPM Group in connection with communications with shareholders and to provide other services in connection with the solicitation of proxies. The fee of ________________________ is estimated to be $_____________ plus reasonable out-of-pocket costs and expenses. ______________________ will employ approximately ___ people in its efforts.

          Neither the PPM Group nor, to the best of the PPM Group's knowledge, any person acting on its behalf has retained any other person to make solicitations or recommendations to security holders on its behalf in connection with the solicitation of proxies.

          Costs related to the solicitation of proxies with respect to the election of the PPM Nominees include expenditures for attorneys, proxy solicitors, printing, postage, and related expenses and fees and are expected to aggregate approximately $__________. To date, the PPM Group has spent approximately $_______ of such total estimated expenditures.

          The PPM Group intends to seek reimbursement from the Company for the costs incurred in connection with this proxy solicitation. Such request for reimbursement will not be submitted to a vote of the Company's shareholders.

                                PROXY PROCEDURES

          Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the PPM Nominees and FOR the approval of each of the PPM Proposals. A proxy executed by a holder of shares may be revoked at any time before its exercise by sending a written revocation (as provided below), by submitting another properly executed proxy with a later date prior to the time of the Annual Meeting or by giving notice of revocation at the Annual Meeting. The mere presence of any shareholder at the Annual Meeting will not operate to revoke his or her proxy. The revocation may be delivered to ____________________ at _______________________ or any other address provided by the Company. Although a revocation or a later dated proxy delivered to the Company but not to the PPM Group will be effective, the PPM Group requests that if a revocation or a later dated proxy is delivered only to the Company, a photostatic copy of the revocation or later dated proxy also be delivered to the PPM Group so that it will be aware of such revocation or later dated proxy. All revocations received by the PPM Group will be delivered by it to the Company, but will be effective only upon their receipt by the Company. The PPM Group intends to deliver any such revocation to the Company immediately prior to the convening of the Annual Meeting. Shareholders who have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to so notify the PPM Group prior to the time of the Annual Meeting.

          IF YOU WISH TO VOTE FOR THE ELECTION OF THE PPM NOMINEES TO THE BOARD AND/OR IN FAVOR OF ONE OR MORE OF THE PPM PROPOSALS, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED [BLUE] PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR FAX BOTH SIDES OF THE ENCLOSED BLUE PROXY CARD TO THE PPM GROUP AT ______________. THE PPM GROUP RECOMMENDS THAT YOU VOTE "FOR" THE PPM NOMINEES AND "FOR" EACH OF THE PPM PROPOSALS.

                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

          According to the Company's 2000 Proxy Statement, pursuant to the Company's Amended Code of Regulations as in effect on [date of Company's Proxy Statement], for any shareholder proposal to be eligible for inclusion in the Company's proxy statement and form of proxy for the Company's next annual meeting, such proposals must be received at the Company's executive offices not less than 60 nor more than 90 calendar days prior to the date of next year's annual meeting. If public notice of the date of the annual meeting is not given at least 105 days prior to the annual meeting, submissions must be delivered to the Company no later than 10 days following the public announcement of the meeting. Such proposals should be submitted by certified mail, return receipt requested, addressed to the Company at 3155 El-Bee Road, Dayton, Ohio 45439,
Attention: Secretary.

              OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

          Except as set forth above, the PPM Group is unaware of any matter to be considered by the Company's shareholders at the Annual Meeting. However, the PPM Group's proxies are soliciting authority to vote for any proposal to adjourn the Annual Meeting to a later date that is proposed or recommended by the PPM Group and against a proposal to adjourn the Annual Meeting to a later date that is not proposed or recommended by the PPM Group. Should any other matter come before the Annual Meeting, the PPM Group's proxies will vote in their discretion all shares covered by [Blue] proxy cards with respect to such matters.

                              COMPANY INFORMATION

          Except as otherwise noted herein, the information concerning the Company contained in this Proxy Statement has been taken from or is based upon documents and records on file with the Securities and Exchange Commission and other publicly available information. Although the PPM Group does not have any knowledge that would indicate that any statement contained herein based upon such documents and records is untrue, the PPM Group does not take any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events that may affect the significance or accuracy of any such information.

Dated:  June __, 2000

                                                THE PPM GROUP

                                    ANNEX I

          Within the past two years, members of the PPM Group and the PPM Nominees have engaged in the following transactions in securities of the
Company:

          SIF I and CBO II have engaged in open market purchases. SIF I also has received distributions pursuant to the Company's reorganization plan. The purchases and distributions are set forth in the following tables:

--------------------------------------------
SIF I Open Market Purchases
--------------------------------------------

--------------------------------------------
TRADE                               QUANTITY
--------------------------------------------
DATE                                (SHARES)
--------------------------------------------

--------------------------------------------
10/2/98                           15,684.00
--------------------------------------------
10/6/98                            7,624.00
--------------------------------------------
10/8/98                            4,689.00
--------------------------------------------
2/11/99                           79,140.00
--------------------------------------------
5/3/99                            37,690.00
--------------------------------------------
5/6/99                            11,547.00
--------------------------------------------
5/14/99                           87,760.00
--------------------------------------------
5/20/99                           54,133.00
--------------------------------------------
5/24/99                           66,235.00
--------------------------------------------
6/2/99                            51,501.00
--------------------------------------------
6/7/99                            69,284.00
--------------------------------------------
6/9/99                            23,095.00
--------------------------------------------
6/10/99                           25,450.00
--------------------------------------------
6/23/99                           34,642.00
--------------------------------------------
6/24/99                           23,094.00
--------------------------------------------
7/15/99                           29,561.00
--------------------------------------------
7/30/99                           17,847.00
--------------------------------------------

--------------------------------------------
Subtotal                         638,976.00
--------------------------------------------


--------------------------------------------
SIF I Bankruptcy Plan Distributions
--------------------------------------------

--------------------------------------------
2/13/98                          471,537.00
--------------------------------------------
4/20/98                           12,642.00
--------------------------------------------
8/13/98                           78,306.00
--------------------------------------------
10/30/98                           2,120.00
--------------------------------------------
Feb-99                             1,644.00
--------------------------------------------
4/30/99                            7,765.00
--------------------------------------------
7/30/99                            3,555.00
--------------------------------------------
11/1/99                            6,410.00
--------------------------------------------
1/31/00                            8,289.00
--------------------------------------------

--------------------------------------------
Subtotal                         592,268.00
============================================


--------------------------------------------
SIF I Total                    1,231,244.00
--------------------------------------------


----------------------------------------
CBO II Open Market Purchases
----------------------------------------

----------------------------------------
TRADE                           QUANTITY
----------------------------------------
DATE                            (SHARES)
----------------------------------------

----------------------------------------
10/2/98                       25,516.00
----------------------------------------
10/6/98                       12,376.00
----------------------------------------
10/8/98                        7,611.00
----------------------------------------
2/11/99                       70,860.00
----------------------------------------
5/3/99                        43,910.00
----------------------------------------
5/6/99                        13,453.00
----------------------------------------
5/14/99                      102,240.00
----------------------------------------
5/20/99                       63,067.00
----------------------------------------
5/24/99                       77,165.00
----------------------------------------
6/2/99                        59,999.00
----------------------------------------
6/7/99                        80,716.00
----------------------------------------
6/9/99                        26,905.00
----------------------------------------
6/10/99                       29,650.00
----------------------------------------
6/23/99                       40,358.00
----------------------------------------
6/24/99                       26,906.00
----------------------------------------
7/15/99                       34,439.00
----------------------------------------
7/30/99                       20,453.00
----------------------------------------

----------------------------------------
CBO II Total                 735,624.00
----------------------------------------

          Except as set forth in this Proxy Statement, none of the PPM Group, the PPM Nominees [or any other Participant] or any associate of the foregoing, directly or indirectly owns any securities of the Company or any subsidiary of the Company beneficially or of record, has the right to acquire beneficial ownership within 60 days or has purchased or sold such securities within the past two years.

          To the knowledge of the PPM Group, except as set forth in this Proxy Statement, none of the PPM Group, the PPM Nominees or any other Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting, except for the election of directors.

          During the past 10 years, none of the PPM Nominees [or any other Participant] has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

          No part of the purchase price of any of the shares of Common Stock beneficially owned by any of the PPM Group, the PPM Nominees or any other Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

          Except as described above or elsewhere in this Proxy Statement, none of the PPM Group, the PPM Nominees or any other Participant is, or within the past year has been, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company.

          Except for the arrangements described above or elsewhere in this Proxy Statement, none of the PPM Group, the PPM Nominees or any other Participant, or any associate of the foregoing, has any arrangement or understanding with any person (A) with respect to any future employment by the Company or its affiliates or (B) with respect to any future transactions to which the Company or any of the affiliates will or may be a party.

          There are no pending legal proceedings in which any member of the PPM Group, any of the PPM Nominees or any other Participant or any of their respective associates is a party adverse to the Company or any of its affiliates or in which any member of the PPM Group, any of the PPM Nominees or any other Participant or any of their respective associates has an interest adverse to the Company or any of its affiliates.

          None of the PPM Nominees or any other Participant holds any position or office with the Company or any parent, subsidiary or affiliate of the Company, and none of the PPM Nominees or any other Participant has ever served as a director of the Company or any parent, subsidiary or affiliate of the Company.

          None of the PPM Nominees or any other Participant has any family relationship, by blood, marriage or adoption, to any director, executive office or person nominated or chosen by the Company to become a director or executive officer of the Company. During the last three fiscal years, no compensation was awarded to, earned by, or paid to any of the PPM Nominees or any other Participant by any person for any services rendered in any capacity to the Company or its subsidiaries.

               BENEFICIAL OWNERSHIP OF SHARES BY THE PPM NOMINEES

          The following table sets forth the ownership of the Common Stock as of the Record Date by each of the PPM Nominees. Unless otherwise indicated, such persons have sole voting and investment power with respect to such shares, and all such shares were owned beneficially by the person indicated.

NAME                                    AMOUNT OF
                                        BENEFICIAL                 PERCENT
                                        OWNERSHIP (1)              OF CLASS (1)
------------------------                -------------              -----------
Mark F.C. Berner                        0                          0
Moira A. Cary                           0                          0
Eugene I. Davis                         0                          0

(1) Based on the Common Stock shown as outstanding as of the Record Date in the Company's 2000 Proxy Statement.

                                    ANNEX II
                                    --------

                                   ARTICLE IX


          Except as may be provided in any Preferred Stock Designation, the Board of Directors shall consist of not less than eight nor more than 11 directors, as shall be fixed from time to time in the manner provided in the Amended Code of Regulations of the Corporation. Except as provided otherwise in any Preferred Stock Designation, directors may be elected by the shareholders only (i) at an annual meeting of shareholders or (ii) at a special meeting of shareholders called for that purpose if (a) no annual meeting is held, (b) an annual meeting is held but directors are not elected at such annual meeting, or
(c) the shareholders increase the number of directors. Neither the holding of a special meeting of shareholders nor the election of directors at a special meeting of shareholders will, by itself, shorten the term of any incumbent director. No decrease in the number of directors constituting the Board of Directors may shorten the term of any incumbent director. Election of directors of the Corporation need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the voting power of the Corporation present in person or represented by proxy at a meeting of shareholders at which directors are to be elected. For purposes of these Amended Articles of Incorporation, "voting power of the Corporation" means the aggregate voting power of (1) all the outstanding shares of Common Stock of the corporation and (2) all the outstanding shares of any class or series of capital stock of the Corporation that has (i) rights to distributions senior to those of the Common Stock including, without limitation, any relative, participating, optional, or other special rights and privileges of, any qualifications, limitations or restrictions on, such shares and (ii) voting rights entitling such shares to vote generally in the election of directors.

                                   ANNEX III
                                   ---------

                                  ARTICLE XIV

          Pursuant to (S)1704.06(A) of the Revised Code of Ohio, the provisions of Chapter 1704 of the Revised Code of Ohio (regarding regulation of transactions involving interested shareholders) shall not be applicable to the Corporation.

                                    ANNEX IV
                                    --------

                                   ARTICLE X


          Notwithstanding anything to the contrary contained in these Amended Articles of Incorporation, the affirmative vote of the holders of not less than a majority of the voting power of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with any article contained herein; PROVIDED, HOWEVER, that this Article X shall not alter the voting entitlement of shares that, by virtue of any Preferred Stock Designation, are expressly entitled to vote on any amendment to these Amended Articles of Incorporation.

                                    ANNEX V
                                    -------


     3. SPECIAL MEETINGS. (a) Special meetings of shareholders may be called by (i) the Chairman, (ii) the President, (iii) a majority of the Board of Directors acting with or without a meeting, or (iv) any person or persons who hold not less than 25% of all the shares outstanding and entitled to be voted at such meeting. Holders of shares that are entitled to call a special meeting of shareholders by virtue of any Preferred Stock Designation may call such meetings in the manner and for the purposes provided in the applicable terms of such Preferred Stock Designation. For purposes of this Amended Code of Regulations, "Preferred Stock Designation" shall have the meaning specified in the Amended Articles of Incorporation.

                                    ANNEX VI
                                    --------


          (c) For business to be properly requested by a shareholder to be brought before an annual meeting, the shareholder must (i) be a shareholder of the Corporation of record at the time of the giving of the notice for such annual meeting provided for in this Amended Code of Regulations and (ii) be entitled to vote at such meeting. Notwithstanding the foregoing provisions of this Amended Code of Regulations, a shareholder also must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Regulation 7(c). Nothing in this Regulation 7(c) will be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

                                   ANNEX VII
                                   ---------

     12. NOMINATIONS OF DIRECTORS; ELECTION. (a) Except as may be otherwise provided in any Preferred Stock Designation, only persons who are nominated in accordance with this Regulation 12 will be eligible for election at a meeting of shareholders to be members of the Board of Directors.


          (b) Nominations of persons for election as directors of the Corporation may be made only at an annual meeting of shareholders (i) by or at the direction of the Board of Directors or a committee thereof or (ii) by any shareholder who is a shareholder of record at the time of giving of notice for such annual meeting and who is entitled to vote for the election of directors at such meeting.

                                   ANNEX VIII
                                   ----------


     34. AMENDMENTS. Except as otherwise provided by law or by the Amended Articles of Incorporation or this Amended Code of Regulations, this Amended Code of Regulations or any Regulations may be amended in any respect or repealed at any time at any meeting of shareholders by the affirmative vote of not less than a majority of the voting power of the Corporation, voting together as a single class. Except as otherwise provided by law or by the Amended Articles of Incorporation or this Amended Code of Regulations, the shareholders shall not take any action without a meeting to alter or amend this Amended Code of Regulations. Notwithstanding the foregoing provisions of this Regulation 34, no amendment to Regulations 29, 30 or 31 will be effective to eliminate or diminish the rights of persons specified in those Regulations existing at the time immediately preceding such amendment.

                                    ANNEX IX
                                    --------


     9. NUMBER, ELECTION, AND TERMS OF DIRECTORS. Except as may be provided in any Preferred Stock Designation and subject to the minimum and maximum number of authorized directors provided in the Amended Articles of Incorporation, the size of the Board of Directors shall be established from time to time only (i) by a vote of a majority of the Whole Board or (ii) by the affirmative vote of the holders of not less than a majority of the voting power of the Corporation, voting together as a single class.

                                    ANNEX X
                                    -------

     35. EXCEPTION TO OHIO GENERAL CORPORATION LAW. Pursuant to Section 1701.831 of the Ohio General Corporation Law (regarding control share acquisitions), the provisions of such section shall not be applicable to the Corporation.

                              [Form of Proxy Card]

                  2000 ANNUAL MEETING OF THE SHAREHOLDERS OF
                         THE ELDER-BEERMAN STORES CORP.
                 TO BE HELD ON AUGUST 24, 2000, TO VOTE FOR THE
   DIRECTOR NOMINEES, THE AMENDMENTS TO THE ARTICLES OF INCORPORATION AND THE
             AMENDMENTS TO THE CODE OF REGULATIONS SET FORTH BELOW

                    THIS PROXY IS SOLICITED BY THE PPM GROUP
                  AND NOT BY THE COMPANY'S BOARD OF DIRECTORS

        The undersigned hereby appoints ______________ and _____________
             ___________, and each of them, each with full power of
          substitution, as proxy of the undersigned to vote all of the common stock, no par value (the "Common Stock"), of
            The Elder-Beerman Stores Corp. (the "Company") that the
          undersigned is entitled to vote if personally present at the
          Annual Meeting of Shareholders of the Company to be held at

                        ________________________________
                        ________________________________
           on Thursday, August 24, 2000, at _______ A.M., local time, and at any and all adjournments or postponements thereof.

1.   ELECTION OF DIRECTORS.

      THE PPM GROUP RECOMMENDS A VOTE FOR THE FOLLOWING DIRECTOR NOMINEES

          Election of Mark F.C. Berner, Moira A. Cary and Eugene I. Davis.


[_] FOR ALL NOMINEES LISTED ABOVE              [_]  WITHHOLD AUTHORITY TO VOTE
    (EXCEPT AS MARKED                               FOR ALL NOMINEES
    TO THE CONTRARY BELOW)                          LISTED ABOVE


INSTRUCTIONS. To withhold authority to vote for the election of one or more of such candidate(s), mark FOR above and write the name(s) of the person(s) with respect to whom you wish to withhold authority in the following space.


                                --------------

             (CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE)

THE PPM GROUP RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

2. AMENDMENT TO ARTICLE IX OF THE ARTICLES OF INCORPORATION (TO DECLASSIFY THE BOARD AND ELECT ALL DIRECTORS ANNUALLY).

[_] Against                    [_] For                    [_] Abstain

3. ADOPTION OF NEW ARTICLE XIV (TO RENDER INAPPLICABLE CHAPTER 1704'S REGULATION OF TRANSACTIONS WITH INTERESTED SHAREHOLDERS).

     [_] Against                  [_] For                    [_] Abstain

4. AMENDMENT TO ARTICLE X OF THE ARTICLES OF INCORPORATION (TO LOWER TO A SIMPLE MAJORITY THE SHAREHOLDER APPROVAL REQUIREMENT NEEDED TO AMEND OR REPEAL CERTAIN SECTIONS OF THE CHARTER).

     [_] Against                  [_] For                    [_] Abstain

5. AMENDMENT TO REGULATION 3(a) OF THE CODE OF REGULATIONS (TO LOWER TO A SIMPLE MAJORITY THE SHAREHOLDER APPROVAL REQUIREMENT NEEDED TO CALL A SHAREHOLDER MEETING).

     [_] Against                  [_] For                    [_] Abstain

6. AMENDMENT TO REGULATION 7(c) OF THE CODE OF REGULATIONS (TO ELIMINATE THE REQUIREMENT THAT SHAREHOLDERS GIVE THE COMPANY ADVANCE NOTICE OF THE INTENT TO BRING BUSINESS BEFORE AN ANNUAL MEETING OF SHAREHOLDERS).

     [_] Against                  [_] For                    [_] Abstain

7. AMENDMENT TO REGULATION 12 OF THE CODE OF REGULATIONS (TO ELIMINATE THE REQUIREMENT THAT SHAREHOLDERS GIVE THE COMPANY ADVANCE NOTICE OF THE INTENT TO PROPOSE NOMINEES TO THE COMPANY'S BOARD).

     [_] Against                  [_] For                    [_] Abstain

8. AMENDMENT TO REGULATION 34 OF THE CODE OF REGULATIONS (TO LOWER TO A SIMPLE MAJORITY THE SHAREHOLDER APPROVAL REQUIREMENT NEEDED TO AMEND OR REPEAL CERTAIN SECTIONS OF THE CODE OF REGULATIONS).

     [_] Against                  [_] For                    [_] Abstain

9. AMENDMENT TO REGULATION 9 OF THE CODE OF REGULATIONS (TO LOWER TO A SIMPLE MAJORITY THE SHAREHOLDER APPROVAL REQUIREMENT NEEDED TO ALTER THE SIZE OF THE BOARD).

     [_] Against                  [_] For                    [_] Abstain

10. ADOPTION OF NEW REGULATION 28A (TO OPT OUT OF THE OHIO CONTROL SHARE ACQUISITION ACT).

     [_] Against                  [_] For                    [_] Abstain

11.  TO DIRECT THE BOARD TO RESUME PURCHASES UNDER THE SHARE REPURCHASE PROGRAM.

     [_] Against                  [_] For                    [_] Abstain

12.  TO DIRECT THE BOARD TO REDEEM THE SHAREHOLDER RIGHTS PLAN.

     [_] Against                  [_] For                    [_] Abstain

13.  TO DIRECT THE BOARD TO REVISE ITS SENIOR OFFICERS COMPENSATION SYSTEM.

     [_] Against                  [_] For                    [_] Abstain

     Proposals to Adjourn the Annual Meeting

     THE PPM GROUP RECOMMENDS THAT YOU VOTE FOR ITEM 14 AND AGAINST ITEM 15.

14. Proposal to adjourn the Annual Meeting to a later date that is proposed or recommended by the PPM Group.

     [_] Against                  [_] For                    [_] Abstain

15. Proposal to adjourn the Annual Meeting to a later date that is not proposed or recommended by the PPM Group.

     [_] Against                  [_] For                    [_] Abstain

          The above-named proxies of the undersigned are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.

          WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER MARKED HEREIN BY THE UNDERSIGNED. IF NO MARKING IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE PPM GROUP'S NOMINEES DESCRIBED ABOVE, FOR THE PPM PROPOSALS, FOR ITEM 14 AND AGAINST ITEM 15. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF THE PPM GROUP, DATED ___________ ___, 2000, SOLICITING PROXIES FOR THE ANNUAL MEETING.

          ALL PREVIOUS PROXIES GIVEN BY THE UNDERSIGNED TO VOTE AT THE ANNUAL MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF ARE HEREBY REVOKED.

Dated:  __________, 2000

                                                --------------------------------
                                                Signature

                                                --------------------------------
                                                Signature, if held jointly

                                                --------------------------------
                                                Title of Authority

                                                Please date this Proxy and sign
                                                it exactly as your name or names
                                                appear on your stock
                                                certificates or on a label
                                                affixed hereto. When shares are
                                                held jointly, EACH joint owner
                                                should sign. When signing as
                                                attorney, executor,
                                                administrator, trustee,
                                                guardian, corporate officer,
                                                etc., give full title as such.
                                                If shares are held by a
                                                corporation, please sign in full
                                                corporate name by President or
                                                other authorized officer. If
                                                shares are held by a
                                                partnership, please sign in
                                                partnership name by an
                                                authorized person.

PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE TO

                               ____________________________________________
                               ____________________________________________
If you need assistance in voting your shares, please call _________________ toll free at 1-800-[___-____].